EXHIBIT 15.1
August 25, 2008
The Board of Directors and Stockholders
F.N.B. Corporation
     We are aware of the incorporation by reference in the Registration Statement (Form S-8) of F.N.B. Corporation for the registration of 47,598 shares of its common stock of our reports dated May 7, 2008 and August 6, 2008 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation and subsidiaries that are included in its Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania